Exhibit 99.3

RESOLUTIONS OF THE SPECIAL MEETING OF THE BOARD OF DIRECTORS

-of-

SUNLINK HEALTH SYSTEMS, INC.

July 5, 2007

The following resolutions were unanimously adopted:

RESOLVED, that, effective July 10, 2007, pursuant to the provisions of Section 2 of Article III of the Code of Regulations of the Corporation, the number of directors of the Corporation be, and it is hereby, increased from seven to eight and said directors be, and they are hereby, divided into two classes, each of which shall have four directors; and

FURTHER RESOLVED, that, pursuant to the provisions of Section 4 of Article III of the Code of Regulations of the Corporation, Mr. Christopher H.B. Mills be, and he is hereby, elected to fill the vacancy created in the Board of Directors by the foregoing resolution in the class of directors whose term expires at the annual meeting of shareholders to be held in 2008 to serve in accordance with the terms of the letter agreement dated June 28, 2007 between Mr. Mills and the Corporation.